Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Magnachip Semiconductor Corporation of our report dated March 14, 2025, except for the effects of discontinued operations discussed in Note 2 to the consolidated financial statements, as to which the date is March 16, 2026, relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in Magnachip Semiconductor Corporation’s Annual Report on Form 10-K for the year ended December 31, 2025.

/s/ Samil PricewaterhouseCoopers

Seoul, Republic of Korea

July 10, 2026